Exhibit 99.1
Press Release
Pinnacle Airlines, Inc. Releases June Traffic
Memphis Tenn. (July 9, 2007) Pinnacle Airlines, Inc., a wholly owned subsidiary of Pinnacle Airlines Corp. (NASDAQ: PNCL), today released its passenger and traffic levels for June 2007.
During June, Pinnacle transported 921,069 customers, 16.1% more than the same period in 2006. Passenger Load Factor was 82.9%, an increase of 0.5 points over June 2006 levels. For the month, Pinnacle flew 520.8 million Available Seat Miles (“ASMs”), a 13.4% increase when compared to the same period in 2006. Pinnacle flew 431.7 million Revenue Passenger Miles (“RPMs”), an increase of 14.1% over June 2006.
For the month, Pinnacle operated 37,268 block hours, a 6.8% increase from the same period in 2006. Cycles were up 9.0% to 22,670. The average length of a Pinnacle flight was 464 statute miles compared to 470 statute miles in June 2006. The term “block hour” refers to the elapsed time between an aircraft leaving a gate and arriving at a gate, the term “cycle” refers to an aircraft’s departure and corresponding arrival.
During June, all aircraft in the Pinnacle Airlines, Inc. fleet operated with 50 seats. In addition, Pinnacle operated 139 aircraft during the month compared to 124 aircraft for the same month of 2006.

	June 2007 Traffic
	2007	2006	Change
Passengers	921,069	793,573	16.1%
Load Factor	82.9%	82.4%	0.5 pts
ASMs (000)	520,791	459,056	13.4%
RPMs (000)	431,740	378,417	14.1%
Cycles	22,670	20,794	9.0%
Block Hours	37,268	34,886	6.8%

	Year-To-Date Traffic
	2007	2006	Change
Passengers	4,840,913	4,354,662	11.2%
Load Factor	75.6%	76.8%	(1.2) pts
ASMs (000)	2,965,558	2,713,207	9.3%
RPMs (000)	2,240,500	2,082,817	7.6%
Cycles	131,035	124,318	5.4%
Block Hours	216,823	206,068	5.2%

About Pinnacle Airlines Corp.
Pinnacle Airlines Corp., an airline holding company, is the parent company of Pinnacle Airlines, Inc. and Colgan Air, Inc. Pinnacle Airlines, Inc. operates under the name Northwest Airlink and operates 139 Canadair Regional Jets in the United States and Canada. Colgan Air, Inc. operates as Continental Connection, United Express and US Airways Express and operates a fleet of 40 Saab 340 and 10 Beech 1900 turboprop regional aircraft. For further information visit our web-site at www.pncl.com.
This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions, including those set forth in our filings with the Securities and Exchange Commission, which are available to investors at our web-site or on line from the Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove erroneous, actual results June vary materially from results that were anticipated or projected. The Company does not intend to update these forward-looking statements before its next required filing with the Securities and Exchange Commission.
Contact:
Phil Reed
901-348-4257
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